EXHIBIT 99.1

Noodles & Company Appoints Britain Peakes to its Board of Directors
BROOMFIELD, Colo., June 10, 2024 – Noodles & Company (NDLS), the national fast-casual chain known for its globally-inspired noodle bowls, best-in-class service, and values-centric culture, has appointed Britain Peakes as a director on its Board of Directors (Board), effective June 10, 2024.
Ms. Peakes is a seasoned finance and investment professional with experience in both private and public markets. As a principal investor at Hoak & Co., she oversees a comprehensive range of responsibilities, including sourcing, due diligence, transaction negotiation and execution, portfolio management, and financial analysis across real estate, private equity, and public equity sectors. Before her tenure at Hoak & Co., Ms. Peakes held various roles at HBC Investments, Blackhill Partners, ACS, RM Crowe, and Ernst & Young. She holds a Master of Science in Accounting and a Bachelor of Business Administration from Southern Methodist University.

“We are delighted to welcome Ms. Peakes to our Board,” said Jeff Jones, Chairman of the Board at Noodles & Company. “Her background in finance, coupled with her strategic acumen, make her a great asset for our Board."
“I am pleased to join the Board of Directors at Noodles & Company,” said Ms. Peakes. “I have long admired the Company’s commitment to quality, innovation, and guest satisfaction. As a director, I look forward to contributing to the Company’s strategic growth initiatives in support of its mission to deliver exceptional dining experiences.”

Ms. Peakes joins the Board as part of a Support Agreement (the “Agreement”) entered into between Noodles & Company and Hoak Public Equities, L.P. (together with its affiliates, “Hoak”), which owns approximately 9.48% of the Company’s outstanding shares. Pursuant to the Agreement, Hoak has agreed to customary standstill, voting, and confidentiality commitments, among other provisions. Additional details about the Agreement are contained in a Form 8-K filed by the Company with the U.S. Securities and Exchange Commission on June 10, 2024.
“We have a productive and collegial relationship with Hoak & Co., and we share a commitment to building and increasing shareholder value,” said Jeff Jones.

About Noodles & Company
Since 1995, Noodles & Company has been serving guests Uncommon Goodness and noodles your way, with noodles and flavors you know and love and new ones you're about to discover. From indulgent Wisconsin Mac & Cheese to better-for-you Zoodles and Other Noodles, the company serves a world of flavor in every bowl. Made up of more than 460 restaurants and thousands of passionate team members and named one of the Most Trustworthy Companies in America, America's Favorite Restaurants and Best Loyalty Programs by Newsweek in 2024, and one of the Top 500 Franchises by Franchise Times, Noodles is well-known for its delicious noodles and industry-leading team member benefits. Noodles has been recognized by Forbes as one of America's Best Employers for Diversity in 2021, 2022, 2023, and 2024, and one of America's Best Employers for Women in 2021. Additionally, QSR named Noodles one of 2022 and 2023's Best Brands to Work For, and the Denver Business Journal has called Noodles one of 2023's Best Places to Work for its unique culture focused on Uncommon Goodness and built on the value of "Loving Life," which begins by nourishing and inspiring its communities and every team member and guest who walks through the door. The company has also earned the Women in the Lead Certification for its investment in women-empowering initiatives for its female team members and has proudly partnered with the Multicultural Foodservice & Hospitality Alliance to build cultural intelligence within its teams. To learn more and to find the location nearest you, visit www.noodles.com.
Media Contact:
Danielle Moore
press@noodles.com